Exhibit 3.25

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

Momentive CI Holding Company (China) LLC

Pursuant to Title 6, Section 18-202 of the Delaware Limited Liability Company Act, Momentive CI Holding Company (China) LLC (the “Company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1. The name of the limited liability company is Momentive CI Holding Company (China) LLC.

2. Effective January 15, 2015, the Certificate of Formation of the Company is hereby amended to change the name of the Company to Hexion CI Holding Company (China) LLC.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by an authorized person on this 9th day of January, 2015.

Managing Member
Lawter International Inc.

By:	/s/ Ellen German Berndt
Ellen German Berndt
Vice President & Secretary